Atrion Reports Fourth Quarter and Full Year 2014 Results

ALLEN, TX -- (Marketwired - February 23, 2015) - Atrion Corporation (NASDAQ: ATRI) announced today that for the fourth quarter of 2014 revenues were $32.7 million compared to $31.9 million in the same period of 2013, net income increased to $6.0 million from $5.8 million, and diluted earnings per share were up to $3.08 from $2.87. For the full year 2014, Atrion's revenues increased to $140.8 million from $132.0 million in 2013, net income was up to $27.8 million from $26.6 million, while diluted earnings per share increased to $14.08 from $13.18 in 2013.

Commenting on the Company's results, David A. Battat, President & CEO, said, "Diluted EPS for the fourth quarter was up 7% on sales growth of 3%. The benefit of the extension of R&D tax credits during this quarter was partially offset by higher taxes incurred in states where our products are sold. For the calendar year 2014, sales were up 7%, operating income increased 8% and diluted EPS increased 7%. This growth in profitability was achieved even with a $1.0 million increase in R&D spending during 2014 as well as a tax rate that was a full percentage point higher than in the previous year."

Mr. Battat added, "As we continue investing in our business we are also returning an increasing percentage of our free cash flow to our stockholders through higher dividends and stock repurchases. During the fourth quarter of the year we purchased 34,600 shares of our common stock at an average price of $332.10 per share for a total of $11.5 million. For the full year, we purchased a total of 74,746 common shares at an average price of $320.18 for a total of $23.9 million, while still ending 2014 with cash and short and long term investments of $45.6 million." Mr. Battat concluded, "As a significant portion of our products are exported, we are concerned about the increase in the value of the U.S. dollar. Nevertheless, and given planned, ongoing higher levels of spending on new product development, we anticipate continuing our long-term growth in sales and showing a high single-digit increase in operating income for 2015."

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding the Company's spending for new product development and increases in sales and operating income for 2015. Words such as "expects," "believes," "anticipates," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission.

                             ATRION CORPORATION
                      CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share data)
                                 (unaudited)

                            Three Months Ended        Twelve Months Ended
                               December 31,              December 31,
                         ------------------------  ------------------------
                             2014         2013         2014         2013
                         -----------  -----------  -----------  -----------
Revenues                 $    32,693  $    31,851  $   140,762  $   131,993
Cost of goods sold            17,011       17,174       72,244       68,931
                         -----------  -----------  -----------  -----------
  Gross profit                15,682       14,677       68,518       63,062
Operating expenses             7,050        6,341       27,701       25,118
                         -----------  -----------  -----------  -----------
  Operating income             8,632        8,336       40,817       37,944

Interest income                  288          315        1,191        1,313
Other income                      --           --           13            8
                         -----------  -----------  -----------  -----------
Income before income
 taxes                         8,920        8,651       42,021       39,265
Income tax provision          (2,880)      (2,883)     (14,213)     (12,683)
                         -----------  -----------  -----------  -----------
  Net income             $     6,040  $     5,768  $    27,808  $    26,582
                         ===========  ===========  ===========  ===========

Income per basic share   $      3.11  $      2.88  $     14.20  $     13.22
                         ===========  ===========  ===========  ===========

Weighted average basic
 shares outstanding            1,941        2,000        1,958        2,010
                         ===========  ===========  ===========  ===========

                         $      3.08  $      2.87  $     14.08  $     13.18
                         ===========  ===========  ===========  ===========
Income per diluted share
Weighted average diluted
 shares outstanding            1,959        2,011        1,975        2,017
                         ===========  ===========  ===========  ===========

                             ATRION CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                    Dec. 31,      Dec. 31,
ASSETS                                                2014          2013
                                                 ------------- -------------
                                                  (Unaudited)   (Unaudited)
Current assets:
  Cash and cash equivalents                      $      20,775 $      28,559
  Short-term investments                                 3,084        18,351
                                                 ------------- -------------
    Total cash and short-term investments               23,859        46,910
  Accounts receivable                                   16,962        14,164
  Inventories                                           28,022        26,266
  Prepaid expenses and other                             4,720         1,603
  Deferred income taxes                                    573         1,376
                                                 ------------- -------------
    Total current assets                                74,136        90,319

Long-term investments                                   21,760        10,069

Property, plant and equipment, net                      62,516        58,328
Other assets                                            13,102        13,350
                                                 ------------- -------------

                                                 $     171,514 $     172,066
                                                 ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities                                    9,936         9,364
  Line of credit                                            --            --
  Other non-current liabilities                         12,008        13,708
  Stockholders' equity                                 149,570       148,994
                                                 ------------- -------------

                                                 $     171,514 $     172,066
                                                 ============= =============

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800